3: UNITED STATES

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 3, 2004

Commission file number 0-21513

DXP Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Texas 76-0509661

(State or other jurisdiction of (I.R.S. Employer

incorporation or organization) Identification No.)

7272 Pinemont, Houston, Texas 77040

(Address of principal executive offices)

_________________________

Registrants telephone number, including area code:

(713) 996-4700

_________________________

ITEM 9. REGULATION FD DISCLOSURE

The following information is furnished pursuant to Regulation FD.

On March 3, 2004, the Registrant issued a press release announcing financial results for the year and the quarterly period ending December 31, 2003. A copy of the press release is attached as Exhibit 99.1 hereto.

Exhibit No. Description

  Press Release dated March 3, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 3, 2004

DXP ENTERPRISES, INC.

By: /s/ Mac McConnell

Mac McConnell

Senior Vice President and

Chief Financial Officer

Exhibit 99.1

NEWS RELEASE

CONTACT: Mac McConnell

Senior Vice President, Finance

713-996-4700

DXP ENTERPRISES ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

Houston, TX, -- March 3, 2004 DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net income of $0.5 million for the fourth quarter ending December 31, 2003, with diluted earnings per share of $.09 compared to net income of $0.4 million and diluted income per share of $.10 for the fourth quarter of 2002. Sales increased to $35.1 million from $34.9 million for the fourth quarter of last year. This increase in sales is due to increased sales of products for offshore energy production.

For the year ended December 31, 2003, the company reported net income of $2.1 million, with diluted earnings per share of $.42 compared to income before cumulative effect of a change in accounting principle of $1.6 million, with diluted earnings per share of $.36 for 2002. Sales increased to $150.7 million for 2003 from $148.1 million for 2002.

David R. Little, Chairman and Chief Executive Officer said "We are pleased that our focus to increase productivity and reduce cost plus our initiatives to grow sales during these economic times has positioned us for improved financial results."

DXP Enterprises, Inc., based in Houston, Texas, is a leading distributor of products and services for industrial maintenance, repair, operations and capital equipment projects, and provides engineering expertise and logistics capabilities to industrial customers. DXP also provides fluid handling equipment, bearings, power transmission equipment, general mill supplies, safety supplies and electrical products to customers in the general manufacturing, energy, petrochemical, service and repair, and wood products industries.

The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Companys filings with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,		December 31,
	2003	2002	2003	2002
Sales	$ 35,093	$ 34,922	$ 150,683	$ 148,106
Cost of sales	25,877	25,950	112,134	110,122
Gross profit	9,216	8,972	38,549	37,984
Selling, general and administrative expenses	8,308	7,994	34,240	33,867
Operating income	908	978	4,309	4,117
Other income (expense)	15	83	65	146
Interest expense	(230)	(379)	(1,177)	(1,630)
Income before income taxes	693	682	3,197	2,633
Provision for income taxes	189	236	1,128	1,014
Income before cumulative effect of a
change in accounting principle	504	446	2,069	1,619
Cumulative effect of a change in
accounting principle	--	--	--	(1,729)
Net income (loss)	$ 504	$ 446	$ 2,069	$ (110)
Per share amounts before cumulative effect
of a change in accounting principle
Basic earnings per common share	$ 0.12	$ 0.10	$ 0.49	$ 0.38
Diluted earnings per share	$ 0.09	$ 0.10	$ 0.42	$ 0.36
Cumulative effect of a change in
accounting principle per share basic and diluted	$ --	$ --	$ --	$ (0.42)
Basic income (loss) per share	$ 0.12	$ 0.10	$ 0.49	$ (0.05)
Diluted income (loss) per share	$ 0.09	$ 0.10	$ 0.42	$ (0.05)